Exhibit 5.1

AeroClean Technologies, Inc. 10455 Riverside Drive Palm Beach Gardens, FL 33410

December 19, 2022

Ladies and Gentlemen:

We are acting as counsel to AeroClean Technologies, Inc., a Delaware corporation (the Company), in connection with the preparation and filing with the Securities and Exchange Commission (the Commission) of a Registration Statement on Form S-4 (as amended from time to time, the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), under the Securities Act of 1933, as amended (the Securities Act), relating to shares of common stock (the Shares), par value $0.01 per share, of the Company, to be issued pursuant to the Agreement and Plan of Merger, dated as of October 3, 2022 (the Merger Agreement), by and among the Company, Molekule, Inc., a Delaware corporation, and Air King Merger Sub, Inc., a Delaware corporation and indirect wholly-owned subsidiary of the Company. Capitalized terms not defined herein have the same meaning given to them in the Merger Agreement.

This opinion is confined to the General Corporation Law of the State of Delaware, as currently in effect. Accordingly, we express no opinion herein with regard to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

In rendering the opinions expressed below, we have examined the following documents and agreements:

(a)	the Certificate of Incorporation of the Company in effect as of the date hereof;

(b)	the Bylaws of the Company in effect as of the date hereof;

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(c)	the resolutions of the Board of Directors of the Company adopted on October 3, 2022;

(d)	the Certificate of Good Standing of the Company, dated as of December 16, 2022, issued by the Secretary of State of the State of Delaware;

(e)	the Registration Statement; and

(f)	the Merger Agreement.

In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon the representations and warranties contained in the Merger Agreement and oral or written statements and representations of public officials, officers and other representatives of the Company. We have also assumed that (i) the Registration Statement will be declared effective by order of the Commission and will remain effective at the time the Shares are issued, (ii) the Company will continue to be in good standing through the date upon which the Shares are issued and (iii) the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver of any condition, or amendment or waiver of any other term, relevant to the subject matter of this opinion.

Based upon and subject to the foregoing, and also subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued by the Company pursuant to and in the manner contemplated by the terms of the Merger Agreement are or will be, upon issuance, duly authorized and, when the Shares have been issued and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Shares will be validly issued, fully paid and nonassessable.

This opinion is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

The opinion expressed in this letter is solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder, in connection with the Merger Agreement and may not be relied upon in any manner or used for any purpose by any other person or entity.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and in the related information statement/prospectus contained therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP